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                                                                  EXHIBIT 5.1

                             BROCK SILVERSTEIN LLC

   800 Third Avenue                                            (212) 371-2000
      21st Floor                                           Fax (212) 371-5500
New York, New York 10022


                                       November 10, 1999

Netgateway, Inc.
300 Oceangate
5th Floor
Long Beach, California 90802

Gentlemen:

     You have requested our opinion in connection with certain matters relating to the registration statement on Form S-1 (File No. 333-79751) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register the sale of, among other things, up to 3,450,000 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of Netgateway, Inc., Delaware corporation (the "Company"), by the Company, including up to 450,000 shares of Common Stock issuable solely to cover over-allotments, if any.

     In connection herewith, we have examined such records, documents, statutes, and decisions as we have deemed relevant. In addition, we have relied upon certificates of officers of the Company and certificates and telegrams of public officials as to certain matters relating to this opinion as we have deemed necessary for purposes hereof.

     Based upon, and subject to, the foregoing, we are of the opinion, as at the date hereof, that the Shares are validly authorized and legally issued, fully paid, and nonassessable.

     We are members of the Bar of the State of New York. The opinion expressed herein is expressly limited to the laws of the State of New York, the Federal laws of the United States of America, and the General Corporation Law of the State of Delaware.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and the reference to our firm in the Registration Statement under the caption "Legal Opinions." By doing so, we do not admit that we come within the category of persons whose consent is required by the Act or the rules and regulation promulgated thereunder.


                                      Very truly yours,